UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☒	Soliciting Material under §240.14a-12

WEST MARINE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[The following letter was sent to employees of West Marine, Inc. on June 29, 2017]

Master FAQ

STRATEGIC/COMMERCIAL

Q. Who is Monomoy Capital Partners?

A. Monomoy Capital Partners is a private investment firm with over $1.5 billion in committed capital that has acquired over 45 middle market businesses across the industrial and consumer products landscape. They specialize in mergers, acquisitions and operational improvement in a broad range of businesses with the goal of encouraging profitable growth in partnership with management and employees. Since 2005, Monomoy has provided dozens of businesses with strategic capital, operational expertise and the ability to achieve sustainable success by helping companies become better at what they do. Monomoy has successfully owned and grown several consumer products businesses with enthusiast customer bases in the automotive aftermarket, consumer electronics and houseware sectors. West Marine will be their first retailer in the marine/outdoor sector, as they broaden their experience into the exciting water recreation space.

Q. Is this a merger, acquisition, joint venture?

A. This is an acquisition where West Marine will become a private company owned by Monomoy Capital Partners.

Q. When is it expected to close?

A. A merger agreement was signed today with an affiliate of Monomoy Capital Partners. The transaction is expected to close in the third quarter of this year, subject to West Marine’s stockholder approval and other customary closing conditions.

Q. What is the value of the acquisition?

A. Under the agreement, Monomoy will pay $12.97 per share for West Marine’s stock or approximately $338 million in equity value.

Q. Why is this good for our Customers?

A. We will continue to provide our customers with the best products, service and expertise they need for all their waterlife and boating needs. Going private eliminates the short-term focus of being a public company and allows us to concentrate on the long-term success.

Q. Why is this good for Associates?

A. Over the long-term, we believe this transaction will accelerate our ability to seize on industry growth opportunities and deliver continued innovation and consistent, reliable operational performance. We also believe this will make West Marine even better positioned to navigate an evolving boating industry, ensuring continuity, continued innovation, the long-term stability of the business and rewarding workplace for Associates.

Q. Why is this good for West Marine?

A. We share with Monomoy a belief that the right partnership adds up to more than the sum of its parts. They are excited to partner with our thought leaders in retail, product and services so that we collectively leverage our best talent, insights and ideas.

There are several reasons this acquisition makes sense for our company, our associates, our customers and our stockholders. In addition to providing our stockholders with a significant premium to the current share price:

1.	Going private eliminates the short-term focus of being a public company, reducing regulatory and reporting requirements and allows us to concentrate on the long-term success of the company;

2.	Going private also removes significant costs of being a public company; and

3.	As a private company, we will not need to seek additional capital from the public market as we grow

Q. Why is this good for Monomoy?

A. Monomoy is excited by West Marine’s position as the leading waterlife outfitter in the U.S. and our opportunity to continue to grow and build a stronger company by continuing to execute on all of our key strategies. And, this investment will add to Monomoy’s portfolio that is poised for higher profitability and growth.

Q. Does this change West Marine’s mission?

A. No, it does not. It allows us to focus on our mission of being the world’s largest waterlife outfitter. We will continue to provide our customers with the best products and expertise they need for all their waterlife and boating needs. We are excited to continue building on our current strategies that will contribute to achieving our combined goals more quickly.

Q. Will Monomoy be making big changes?

A. Monomoy is acquiring us because of our strong position in the marketplace, our strategies, our loyal customers and our passionate associates. We know that the boating and retail industry is rapidly changing, and as a company we are continuing to evolve to ensure we remain a healthy, viable business and the leading waterlife outfitter. Monomoy is equally committed to this strategy.

LEADERSHIP

Q. Will our current leadership remain intact or change?

A. Monomoy is focused on building a successful partnership with West Marine and values our leadership team. West Marine’s leadership team is well respected and has done an excellent job of positioning the business for future growth. As has always been the case, any future changes that occur will be an outcome of what West Marine needs in order to accomplish our objectives.

INTERNAL INTEGRATION

Q. What happens now?

A. The acquisition will require a majority vote from our stockholders pursuant to a special stockholder meeting to be held in the third quarter, and is subject to the satisfaction of customary closing conditions, including regulatory approvals.

There will be some internal activities in order to bring the transaction to close but for the majority of us, we will continue to focus on bringing value to the business by taking care of our customers.

Q. What systems, policies and processes will change?

A. The big picture is that we will be a private company, owned by Monomoy as part of Monomoy’s portfolio of businesses. In the short term, we will need to manage contracts and relationships as outlined in the merger agreement. Overall, we expect that systems, policies and processes will continue to evolve to meet the needs of our customers and associates.

Q. What does this mean for 2018 Divisional Operating Plans & Strategic Planning

A. The timing of this transaction is ideal. We are in the midst of our annual update of our strategic plan. The Monomoy team is directionally aligned with our strategies, but much like our current Board of Directors, we will leverage Monomoy’s knowledge and expertise to improve our current plan.

Q. How should we communicate to our Customers?

A. There are three key messages that are important to share:

1.	Monomoy shares our values about teamwork, continuous improvement and operational excellence. They are acquiring us with an eye toward further positioning West Marine as the premier waterlife outfitter in the U.S.

2.	We believe combining Monomoy’s business expertise with the unique value of our products and services will create a multiplier effect that will drive further success, benefiting our customers and the boating industry alike.

3.	Our mission remains constant. West Marine will continue to provide our customers with the best products and expertise they need for all their waterlife and boating needs.

Q: How should Associates respond to media inquiries about the transaction?

A: West Marine’s policy is to direct all media and investor inquiries to our Investor Hotline at (831) 761-4229.

INDIVIDUAL IMPACT

Q. What does this mean for me? Will I lose my job?

A. Monomoy’s interest in West Marine is rooted in the firm belief that we have the strongest team in the industry. As always, we will continue to evaluate our business needs and make the changes that contribute to results. The talent market is very competitive and we will continue to be committed to hiring and retaining the team that will make us successful.

Q. Will my stress and workload increase?

A. During the ownership transition, it is possible that new and changing requests will be made of associates. We recommend that you work with your VP to evaluate your projects and workload. Should you need additional help, please contact Employee Assistance Program or visit GoWEST on Homeport for tips on managing stress.

Q. We will move out of Watsonville?

A. At this time, we are continuing to invest in the building that houses our support center. No changes to the operation here in Watsonville are planned.

Q: What does this transaction mean to Associates?

A: West Marine is responsible for continuing to provide our customers a superior retail experience. Please stay focused and support this change throughout the transitional timeframe. We are committed to providing Associates with updates in a timely manner.

Q: Will Associates have changes to salaries, titles and direct managers?

A: West Marine will conduct business as usual, and we will continue to evaluate our business needs which could, at some point, impact roles. However, nothing is planned at this time.

Q. What will happen to my stock options and restricted stock units?

A. Under the merger agreement, all outstanding stock options with an exercise price below $12.97 will be cashed out for the difference between the original exercise price and $12.97.  Your outstanding RSUs and PSUs will be assumed and continue to vest pursuant to their original vesting conditions. Once the vesting date is achieved (and assuming continued employment through the vesting date) you will receive cash equal to $12.97 per RSU and PVU that vests. Again, any cash payment on vesting(s) will be included as taxable income to you in the year of such vesting.

Q. How will our Associate Stock Buying Plan (“ASBP”) be affected?

A. All shares previously purchased through our ASBP that you own will be cashed out at $12.97 per share. Contributions you make via payroll deductions will continue until the earlier of the closing of the merger or October 31st. That accrual will be applied to a final stock purchase, which will be immediately issued, vested and cashed out. This cash payment will be included as taxable income to you.

Q: What will happen to Associate benefits, such as healthcare, 401K, Associate Discount, etc.?

A: Your benefits through the end of the year will remain unchanged. As always, we review the plans annually for improvements and we will look to leverage Monomoy’s resources to optimize benefits for our associates.

ONGOING BUSINESS QUESTIONS:

Q: Do Associates still have the authority to make decisions related to group/projects, etc.?

A: Yes. West Marine will continue to operate the business as usual including hiring and project execution, but there are some limitations between today and the time of closure, such as entering into multiple-year contracts or making significant investments, as the leadership teams of West Marine and Monomoy work together to review and execute the company’s strategic objectives. As it relates to current budget plans, please consult with your VP.

Important Information For Investors and Stockholders

This communication is being made in respect of the proposed merger transaction involving Monomoy and West Marine. This communication does not constitute an offer to sell or the solicitation of an offer to buy our securities or the solicitation of any vote or approval. The proposed merger will be submitted to the stockholders of West Marine for their consideration. In connection therewith, West Marine intends to file relevant materials with the SEC, including a definitive proxy statement. However, such documents are not currently available. The definitive proxy statement will be provided to the stockholders of West Marine. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about Monomoy and West Marine, once such documents are filed with the SEC, at the SEC’s Internet site at www.sec.gov. Copies of the documents filed with the SEC by West Marine will be available free of charge on West Marine’s website at www.westmarine.com under the heading “Investor Relations.” Stockholders of West Marine may also obtain a free copy of the definitive proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement by contacting our Secretary at 500 Westridge Drive, Watsonville, California 95076, Phone: 831-728-2700.

West Marine and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies of West Marine’s stockholders in connection with the proposed transaction. Information about the directors and executive officers of West Marine is set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on February 28, 2017, and its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on April 21, 2017 and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation of the stockholders of West Marine and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.